UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 20, 2003

APPLE HOSPITALITY FIVE, INC.

(Exact name of registrant as specified in its charter)

Virginia	333-100044	76-0713476
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10 South Third Street, Richmond, VA		23219
(Address of principal executive offices)		(Zip Code)

(804) 344-8121

(Registrant’s telephone number, including area code)

Item 2.    Acquisition or Disposition of Assets

Apple Hospitality Five, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report pursuant to Item 2 of Form 8-K. Certain related matters also are reported.

Overview

Effective as of June 20, 2003, we acquired the Residence Inn® by Marriott® located at 2300 Elm Hill Pike, Nashville, Tennessee for a gross purchase price of $8.8 million. For simplicity, this acquisition is referred to below as the Nashville acquisition. (The Residence Inn® and Marriott® trademarks are the property of Marriott International, Inc. or one of its affiliates.) All of our hotels purchased to date, including the Nashville acquisition, are described in a following section.

The purchase price for the Nashville acquisition was funded by our ongoing best-efforts offering of units. Each unit consists of one common share and one Series A preferred share of the Company.

As of June 29, 2003, we had sold a total of 18,224,978 units (including 4,761,905 units sold through our minimum offering at a price of $10.50 per unit) and raised a total of $198,093,809. We are continuing the offering at $11.00 per unit in accordance with the prospectus for our offering.

We also used the proceeds of our ongoing offering to pay 2% of the gross purchase price for the hotel, which equals $176,000, as a commission to Apple Suites Realty Group, Inc. This entity is owned by Glade M. Knight, who is one of our directors and our Chief Executive Officer.

Acquisition and Related Matters

We directly acquired the Nashville, Tennessee hotel and leased the hotel to Apple Hospitality Five Management, Inc. (as lessee) under a master hotel lease agreement, which is one of the material contracts described in the next section. The hotel is being managed by Residence Inn by Marriott, Inc., which for simplicity, will be referred to herein as the “manager.” Neither the manager, Marriott International, Inc., nor any of their affiliates will be deemed an issuer, obligor, sponsor or guarantor in respect of any securities described in our prospectus, nor will they have any responsibility or liability for any statement or omission in our prospectus or for such securities.

Master Hotel Lease Agreement

Our master hotel lease agreement with Apple Hospitality Five Management, Inc. (as lessee) is dated as of February 26, 2003. On June 20, 2003, the schedules to our master hotel lease agreement were amended to include the Nashville, Tennessee hotel. For simplicity, the master hotel lease agreement with all of the schedules will be referred to as the “lease.” The lease provides for an initial term of 10 years measured from the date of acquisition of each hotel. The lessee has the option to extend the lease term for two additional five-year periods, provided it is not in default at the end of the prior term or at the time the option is exercised. The lease provides for the payment of an annual base rent, a quarterly percentage rent and a quarterly sundry rent. Each type of rent is described below.

The annual base rent for the Nashville, Tennessee hotel is $1,276,114. The annual base rent is payable in advance in equal monthly installments and will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). The commencement date of the lease for the Nashville, Tennessee hotel is June 20, 2003. The quarterly percentage rent depends on a formula that compares fixed “suite revenue breakpoints” with a portion of “suite revenue,” which is equal to gross revenue from suite rentals less sales and room taxes, credit card fees and sundry rent (as described below). The suite revenue breakpoints will be adjusted each year in proportion to the Consumer Price Index (based on the U.S. City Average). Specifically, the percentage rent is equal to the sum of (a) 17% of all year-to-date suite revenue, up to the applicable suite revenue breakpoint; plus (b) 55% of the year-to-date suite revenue in excess of the applicable suite revenue breakpoint, as reduced by base rent and the percentage rent paid year to date. The quarterly sundry rent equals 55% of all sundry revenue, which consists of revenue other than suite revenue, less the amount of sundry rent paid year-to-date.

Management Agreement

On June 20, 2003, the lessee entered into an agreement with Residence Inn by Marriott, Inc. to manage its Nashville, Tennessee hotel. The management agreement provides that the manager will operate the hotel and collect revenues from its operation for the benefit of the lessee. In addition, the management agreement provides that the hotel will be operated as part of the Residence Inn® by Marriott® franchise system.

Owner Agreement

In the owner agreement dated as of June 20, 2003 regarding the Nashville, Tennessee acquisition, the manager granted its consent to the lease. In return, the Company, as the direct owner of the hotel, agreed to guarantee the performance of the obligations, including monetary obligations, of the lessee under the management agreement.

Our Properties

The Nashville, Tennessee hotel is part of the Residence Inn® by Marriott® franchise system and was in operation when acquired. Our hotels offer one and two room suites with the amenities generally offered by upscale extended-stay hotels. They are located in developed areas and in competitive markets. We believe the hotels are well-positioned to compete in their markets based on location, amenities, rate structure and franchise affiliation. In the opinion of our management, our hotels are adequately covered by insurance. Further information about all of our hotels is presented in the tables below:

Table 1.  General Information

		Standard Daily
	No. of Suites	Rate (Price) per Suite
Location of Hotel
Cypress, California	155	$129-159
Colorado Springs, Colorado	127	$119-139
Baton Rouge, Louisiana	115	$129-189
Cranbury, New Jersey	108	$159-189
Somerset, New Jersey	108	$149-179
Albuquerque, New Mexico	151	$124-149
Hauppage, New York	100	$189-299
Nashville, Tennessee	168	$109-139
Houston, Texas	120	$139-189

Table 2.  Operating Information (a)

	Avg. Daily Occupancy Rates (%)				Revenue per Available Suite ($)
Location of Hotel	2000	2001	2002	2003	2000	2001	2002	2003
Cypress, California	—	—	69%	91%	—	—	$66	$96
Colorado Springs, Colorado	—	58%	73%	67%	—	$48	$56	$45
Baton Rouge, Louisiana	76%	76%	81%	95%	$69	$68	$69	$76
Somerset, New Jersey	—	—	51%	65%	—	—	$53	$73
Cranbury, New Jersey	—	—	36%	58%	—	—	$36	$64
Albuquerque, New Mexico	—	65%	77%	85%	—	$51	$60	$65
Hauppage, New York	—	—	78%	78%	—	—	$113	$103
Nashville, Tennessee	68%	68%	67%	66%	$59	$59	$56	$52
Houston, Texas	86%	90%	92%	79%	$74	$83	$89	$81

Note	for Table 2:

(a)	The periods presented begin with the opening year of each hotel. Results of operations for periods before the effective date of our ownership were provided by the seller or the manager.

Item 7. Financial Statements and Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple Hospitality Five, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, President

June 30, 2003

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